Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Announces FDA Acceptance of Solithera™ New Drug

Applications in the Treatment of Community-Acquired Bacterial Pneumonia

PDUFA Dates of December 27 and 28, 2016

CHAPEL HILL, N.C. – July 5, 2016 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced that its New Drug Applications (NDAs) for the approval of SolitheraTM (solithromycin) as a treatment for community-acquired bacterial pneumonia (CABP) have been accepted for filing by the U.S. Food and Drug Administration (FDA). The acceptance of the two NDAs, one for the intravenous formulation and one for oral capsules, indicates the applications are sufficiently complete to permit a substantive review by the FDA.

“The FDA’s acceptance of our two NDA filings brings us one step closer to the potential approval by the end of 2016 and U.S. commercial launch of Solithera,” said Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “If approved, Solithera would be a significant milestone in the treatment of CABP, as bacterial resistance to older treatments has continued to rise. The FDA will convene a meeting of the Antimicrobial Drugs Advisory Committee for Solithera prior to its action on the applications.”

The NDA submissions are supported by safety and efficacy data from two Phase 3 studies of solithromycin in the treatment of CABP. The first study was a pivotal Phase 3 clinical trial of solithromycin oral capsules, and the second was a global, pivotal Phase 3 clinical trial of intravenous solithromycin progressing to oral solithromycin. Positive topline results were announced for both Phase 3 trials during 2015.

About Solithromycin

Solithromycin is a highly potent next-generation macrolide, the first fluoroketolide, which has potent activity against most macrolide-resistant strains. In vitro and in vivo studies have shown potent activity against S. pneumoniae as well as an extended spectrum of activity against community-acquired methicillin resistant S. aureus (CA-MRSA), streptococci, haemophilus, enterococci, Mycobacterium avium and in animal models of malaria. It is also active against atypical bacteria, such as legionella, chlamydia, mycoplasma and ureaplasma, and against gonococci and other organisms that cause genitourinary tract infections. It is 8-16 times more potent than azithromycin against many bacteria and is active against azithromycin-resistant strains. Solithromycin’s activity against resistant strains is driven by its ability to interact with three sites on the bacterial ribosome, compared to one for current macrolides. The binding to bacterial ribosomes and interaction with three ribosomal sites is expected to limit the development of bacterial resistance to solithromycin.

About Community-Acquired Bacterial Pneumonia

Community-acquired bacterial pneumonia (CABP) is the number one cause of death from an infection, particularly in the very young and in the elderly. CABP is one of the most commonly diagnosed bacterial infections in the U.S. resulting in 5 to 10 million cases per year. Although many strains of the primary CABP pathogen, Streptococcus pneumoniae, are resistant to currently-approved macrolides, this class of antibiotic remains among the most commonly prescribed antibacterial drugs for CABP in both the hospital and community settings. Due to the rising threat of microbial resistance, along with concerns over antibiotic tolerability and impact on intestinal microflora, new CABP treatments are needed. Antibiotic resistance is a complex, emerging problem globally with potentially devastating consequences for public health.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithera™ (solithromycin, CEM-101) has successfully completed two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and new drug applications for both intravenous and oral capsule formulations have been accepted for review by the FDA. Additionally, a Marketing Authorization Application has been submitted to the EMA. Solithromycin is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated urogenital urethritis caused by Neisseria gonorrhoeae or chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Taksta™ is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and is also in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates, including solithromycin; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; the costs, sources of funds, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Contacts:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contact:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com

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